REVOLVING ACQUISITION AND DEVELOPMENT LINE OF CREDIT NOTE
            ---------------------------------------------------------

$7,000,000.00                                             Bridgeview, Illinois
                                                          As of October 15, 1998
Maturity Date:  October 15, 1999


GENERAL TERMS
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         This  Revolving  Line of  Credit  Note  ("Note")  is a  variable  rate, revolving credit line which is secured by (1) a written General Business Security Agreement ("Security Agreement") of even date herewith, and (2) such other collateral which may be reasonably requested from time to time by the hereinafter defined Lender including, but not limited to, title insured, first priority mortgage liens ("Mortgages") on the real estate and the improvements existing or to be constructed thereon acquired or developed utilizing the proceeds of this Note. Loans will be made from time to time as requested of the hereinafter defined Lender and subject to the terms hereof and the terms and
conditions  of  the  written   commitment   letter  dated   September  24,  1998
("Commitment Letter") issued by Lender and accepted by the undersigned, (the "Borrower" or the "undersigned") on October 6, 1998. The terms and conditions of the Commitment Letter are incorporated herein and made a part hereof. The aforesaid Mortgages if any, and the aforesaid Security Agreement will be referred to collectively herein as the "Security Instruments." Notwithstanding, anything else contained herein Lender may refuse to advance any such future loans when it reasonably deems itself insecure by so advancing or in the event the undersigned are in default under the terms and provisions of this Note or the Security Instruments after the expiration of all notice and grace periods therein provided, if applicable.

1.       THE BORROWER'S PROMISE TO PAY

         For value received, the Borrower hereby promises, to pay all loans now or hereafter made under this Note, which loans shall not exceed the aggregate principal amount of Seven Million Thousand and No/100 Dollars ($7,000,000.00) (the "principal") plus interest to the order of Bridgeview Bank and Trust (the "Lender"). The Borrower understands that the Lender may negotiate, assign or otherwise transfer this Note. The Lender or anyone who takes this Note by negotiation, assignment or other transfer and who its entitled to receive payments under this Note is called the "Note Holder."

2.       INTEREST

         Interest will be charged on that part of the principal that has not been paid. Interest will be charged beginning on the date of this Note and continuing until the full amount of the principal has been paid.

        Beginning on the date of this Note, the Borrower agrees to pay interest on the unpaid principal balances from time to time outstanding between the date of this Note and October 15, 1999 (the "Maturity Date") at the per annum. interest rate equal to the sum of: (i) the base rate of interest which shall be defined as the floating daily variable rate of interest determined and announced


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by the Lender from time to time as its base lending rate  (without  reference to the prime or base rate of any other financial institution) which rate may not necessarily be the lowest rate of interest charged by the Lender to any at its customers (the "Base Rate"), plus (ii) one-half percent (0.5%) per annum. Interest after maturity, by acceleration or otherwise, shall be at three and one-half percent (3.5%) per annum above the Base Rate. After the date of this Note, the Loan Interest Rate shall be adjusted in accordance with the aforesaid on each date on which there is a change in the Base Rate.

3.       PAYMENTS

         Unless otherwise paid sooner, beginning on November 15, 1998, and continuing on the 15th day of each and every month thereafter until the earlier of September 15, 1999, the Borrower will make monthly payments of interest accrued through the date of payment. On October 15, 1999, Borrower shall make a final balloon payment of all principal, interest and other charges then due and owing on this Note. All payments on account of the indebtedness evidenced by this Note shall first be applied to charges due under the Note, then to interest and the remainder to principal.

         The Borrower will make its payments at the offices of Bridgeview Bank and Trust, 7940 South Harlem Avenue, Bridgeview, Illinois 60455 at a different place if requested by the Note Holder.

         Acceptance by Note Holder of any payment in an amount less than the amount then due on this Note shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and will continue to be a default. At any time thereafter and until the entire amount then due on the Note has been paid, Lender shall be entitled to exercise all rights conferred upon it in this Note or any Security Instruments upon the occurrence of a default as defined thereunder after the expiration at all notice and grace periods therein provided, if applicable.

4.       THE BORROWER'S RIGHT TO PREPAY

         Provided that any payments required under this Note are current and not then in default under the terms of this Note or the Security Instruments, the Borrower has the right to make payments of the principal at any time before they are due. A payment of the principal only is known as a "prepayment." When the Borrower makes a prepayment, the Borrower will inform the Note Holder in writing that they are doing so.

         The Borrower may make a full prepayment or a partial prepayment without paying any penalty. The Note Holder will use all of the Borrower's prepayment to reduce the amount of the principal that the Borrower owes under this Note.

         If the Borrower makes a partial prepayment, there will be no delays in the due dates of their payments due hereunder unless the Note Holder agrees in writing to those delays.



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5.       LOAN CHARGES

         If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Borrower that exceeded permitted limits will be refunded to the Borrower. The Note Holder may choose to make this refund by reducing the principal the Borrower owes under this Note or by making a direct payment to the Borrower. It a refund reduces the principal, the reduction will be treated as a partial prepayment.

6.       PURPOSE OF LOAN

         The Borrower hereby represents and warrants that the Borrower will use the proceeds of the loan evidenced by this Note solely for proper business purposes (as referred to in 815 ILCS 205/4) and consistently with all applicable laws and statutes. Borrower further agrees that this Note shall be governed by and construed under the laws of the State of Illinois.

7.       THE BORROWER'S FAILURE TO PAY AS REQUIRED

         (A)      LATE CHARGE FOR OVERDUE PAYMENTS AND DEFAULT

                  If the Note Holder has not received the full amount of any of the Borrower's regular installment payments within ten (10) calendar days after the date it is due, the Borrower will pay a late charge to the Note Holder. The amount of the late charge will be the greater of five percent (5.0%) of the Borrower's overdue payment of interest and/or principal then due or Two Hundred Fifty and No/100 Dollars ($250.00).

                  This Note will be in default if (i) the Note Holder has not received the full amount of any of the Borrower's payments and the full amount of any late charges due thereon within fifteen (15) calendar days after the date the payment is due; (ii) the Borrower fails to perform, keep or observe any term or condition of this Note or of any agreement, instrument or document securing this Note and such failure shall continue for a period of thirty (30) days after written notice thereof from Note Holder to Borrower thereof; provided, however, that, in the event such default is not susceptible of cure within said initial thirty (30) day period, Borrower shall have such longer period of time as is necessary in the reasonable determination of the Note Holder to effectuate such cure (not to exceed one hundred eighty (180) days), so long as Borrower shall commence such cure within said initial thirty (30) day period and thereafter diligently and continually pursue the same; (iii) there is a default remaining uncured after the expiration of any applicable cure period under the Security instruments or any other agreement, instrument or document delivered by the Borrower to the Note Holder or under any agreement, instrument or document which creates a lien, encumbrance, charge or claim against the real estate which is the subject matter of the Mortgage; (iv) the Collateral (as such term is defined below) or any assets of the Borrower are attached, seized, levied upon or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same shall not have been released or discharged within sixty (60) days thereafter; (v) the Borrower's net worth as determined as


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of December 31, 1998 shall fall below  $19,000,000.00 or the debt to worth ratio at any time during the term of this Note shall go above 3.75 to 1; (vi) a petition under any section or chapter of the Bankruptcy Reform Act of 1978 or any similar law or regulation is filed by or against the Borrower and the same shall not have been released or discharged within sixty (60) days thereafter;
(vii) the Borrower makes an assignment for the benefit of creditors; or (viii) any case or proceeding is filed by or against the Borrower for dissolution or liquidation and the same shall not have been released or discharged within sixty
(60) days thereafter; (ix) Borrower dissolves or a conservator is appointed for all or any portion of its assets or of the Collateral.

        (B)      PAYMENT OF NOTE HOLDER'S COSTS AND EXPENSES

         The Borrower shall pay all of the costs and expenses incurred by the Note Holder in enforcing this Note to the extent not prohibited by applicable law. Such expenses include, without limitation, reasonable attorneys' fees.

8.       NOTE SECURED/ACCELERATION

         The Borrower's obligations under this Note, including without limitation, the full payment of this Note, are secured by the aforesaid Security Agreement. At the election of Note Holder and without notice, the principal, interest and any other charges or amounts due hereunder remaining unpaid hereon shall become at once due and payable (a) in case of default remaining uncured after the expiration of any applicable cure period hereunder or (b) in case of the sale, transfer, conveyance, assignment, mortgage, pledge, encumbrance or vesting of title of or to the real, estate, or any portion thereof, or upon the transfer of the security interests, or any portion thereof, to any party other than the owner thereof as of the date of this Note or any other entity owned or controlled by Borrower or one of its wholly-owned subsidiaries; or (c) in the event the outstanding amount due under this Note exceeds the limits permitted under paragraph 11 hereof and which event has not been addressed to the reasonable satisfaction of Lender. The terms and provisions of the aforesaid Security Agreement and Mortgages are incorporated herein by reference.

         In addition,  the Borrower's obligations under this Note are secured by
(i) all of the now existing or owned and hereafter arising or acquired monies, reserves, deposits, deposit accounts and interest or dividends thereon, securities, cash, cash equivalents and other property of the Borrower, now or at any time or times hereafter in the possession or under the control of the Lender or its bailee for any purpose; (ii) all such additional collateral as the Lender may reasonably request from time to time including, without limitation, title insured, first priority mortgage liens on the real estate and improvements existing or to be constructed thereon related to the projects; and (iii) all substitutions, renewals, improvements, replacements, products and proceeds of any of the foregoing the rights with respect to all of which may be exercised by Lender upon the terms and conditions therefor as set forth in the immediately preceding paragraph. All of the security described in this Section 8 is referred to as the "Collateral."


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9.       WAIVERS

         All parties hereto severally waive presentment for payment, notice of dishonor, protest and notice of protest. The Borrower hereby waives, to the fullest extent allowed by applicable law, any right to jury trial with respect to any action to enforce the provisions of this Note or any instrument securing this Note.

10.      NOTICES

         Unless applicable law requires a different method of giving notice, any notice that must be given to the Borrower under this Note will be given by delivering it or by mailing it by first class mail addressed to the Borrower at 2400 East Devon Avenue, Suite 280, Des Plaines, Illinois 60018, or at a different address if the Borrower gives the Note Holder notice of their different address.

         Any notice that must be given to the Note Holder under this Note will be given by mailing it by first class mail to the Note Holder at the address stated above or at a different address if the Note Holder gives the Borrower notice of its different address.


11.      LIMITATIONS ON LINE OF CREDIT LOAN ADVANCES

         Borrower expressly acknowledges and agrees that the proceeds hereof are to be utilized by Borrower to fund the acquisition and development of various hotel and motel projects ("projects") throughout the United States, In that regard, Borrower further acknowledges and agrees that the aggregate amount of advances outstanding at any time during the term of this Note shall be limited to the sum of the following: (i) seventy five percent (75%) of the value of Borrower's Eligible Accounts as that term is defined in the aforesaid General Business Security Agreement; (ii) seventy five percent (75%) of the value of the equity of Borrower as determined by Lender in furniture and fixtures owned by the Borrower; (iii) seventy five percent (75%) of the value of the equity of Borrower as determined by Lender of any project constructed or under construction utilizing the proceeds of this Note; and (iv) seventy five percent (75%) of the value as determined by the Lender of the equity of Borrower in any partnerships, limited liability companies or joint ventures in which Borrower has any interest. Borrower further agrees that not less than once a year during the term hereof and as first measured from the date hereof, the outstanding balance due hereunder of funds advanced for such purpose in connection with each project shall be completely paid and reduced to zero and shall be so maintained for a least thirty (30) consecutive days before any additional advances are permitted hereunder for that project.

                            [SIGNATURE PAGE FOLLOWS]



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                                            BORROWER:

                                            AMERIHOST PROPERTIES, INC., a
                                            Delaware Corporation



                                            By:_________________________________
                                                       MICHAEL P. HOLTZ
                                                         President


                                            Name:_______________________________



                                            Title:______________________________